Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedule of UnitedHealth Group Incorporated and Subsidiaries and the effectiveness of UnitedHealth Group Incorporated and Subsidiaries’ internal control over financial reporting dated February 6, 2013, appearing in the Annual Report on Form 10-K of UnitedHealth Group Incorporated for the year ended December 31, 2012.

/s/ Deloitte & Touche, LLP

Minneapolis, MN
June 14, 2013